SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands

(State or other jurisdiction of incorporation or
organization)

Not Applicable

(I.R.S. Employer Identification No.)

Aegonplein 50

PO Box 85

2501 CB The Hague

The Netherlands

+31-70-344-3210

(Address and telephone number of

Registrant’s principal executive offices)

Jason Orlandi, Esq.

Aegon USA, LLC

4333 Edgewood Road NE

Cedar Rapids, IA 52499

(319) 355-7936

(Name, address and telephone number of agent for service)

Copy of communications to:

A. Peter Harwich, Esq.

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

(212) 610-6300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value EUR 0.12	75,000	$7.33	$549,750	$30.27

(1)                                  Consists of shares of Common Stock to be delivered pursuant to the Aegon USA Producer Stock Option and Award Plan.

(2)                                  Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices of the Common Stock reported by New York Stock Exchange on December 15, 2014.

(3)                                  The Registrant previously paid aggregate registration fees of $420.41 with regard to Common Stock with a maximum aggregate offering price of $5,865,000 that were previously registered by the Registrant pursuant to a Registration Statement on Form F-3 (Registration No. 333-178225) filed on November 30, 2011 (the “Earlier Registration Statement”). Contemporaneous with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the Earlier Registration Statement to deregister securities with an aggregate offering price of $293,250 that will not be sold under the Earlier Registration Statement (the “Unsold Securities”). The total registration fee in connection with the sale of Common Stock with an aggregate offering price of approximately $549,750 to which this Registration Statement relates is $63.88. Pursuant to Rule 457(p), the Registrant partially offsets this registration fee against the remaining registration fee of $33.61 relating to the Unsold Securities described above, so that the remaining registration fee payable for the offering to which this Registration Statement relates is $30.27.

Prospectus

75,000 Shares of Common Stock

Aegon N.V.

(a Netherlands public company with limited liability)

Aegon USA Producer Stock Option and Award Plan

This prospectus relates to up to 75,000 shares of common stock, par value EUR 0.12 per share of Aegon N.V. (the “Common Stock”) we may offer under the Aegon USA Producer Stock Option and Award Plan (the “Plan”) as described herein. The shares of our Common Stock may be acquired pursuant to options and stock awards granted under the Plan to certain non-employee producers, contractors, consultants and agents of Aegon USA, LLC, its affiliates and subsidiaries. Aegon USA, LLC is a wholly-owned subsidiary of Aegon N.V.

Investing in the Common Stock involves risks. See “Risk Factors” on page 5.

No underwriting discounts or commissions will be paid in connection with the offering of these shares of Common Stock. The Common Stock is listed on the Official Segment of the stock market of Euronext Amsterdam, the principal market for the Common Stock, on which it trades under the symbol “AGN”. The Common Stock is also listed on the New York Stock Exchange under the symbol “AEG”. On December 15, 2014, the closing sales price per share on the New York Stock Exchange for the Common Stock was $7.27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 18, 2014.

FORWARD LOOKING STATEMENTS

The statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995. The following are words that identify such forward-looking statements: aim, believe, estimate, target, intend, may, expect, anticipate, predict, project, counting on, plan, continue, want, forecast, goal, should, would, is confident, will, and similar expressions as they relate to Aegon. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Aegon undertakes no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which merely reflect company expectations at the time of writing. Actual results may differ materially from expectations conveyed in forward-looking statements due to changes caused by various risks and uncertainties. Such risks and uncertainties include but are not limited to the following:

•             Changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

•             Changes in the performance of financial markets, including emerging markets, such as with regard to:

•                  The frequency and severity of defaults by issuers in Aegon’s fixed income investment portfolios;

•                  The effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in the value of equity and debt securities Aegon holds; and

•                  The effects of declining creditworthiness of certain private sector securities and the resulting decline in the value of sovereign exposure that Aegon holds;

•             Changes in the performance of Aegon’s investment portfolio and decline in ratings of Aegon’s counterparties;

•             Consequences of a potential (partial) break-up of the euro;

•             The frequency and severity of insured loss events;

•             Changes affecting longevity, mortality, morbidity, persistence and other factors that may impact the profitability of Aegon’s insurance products;

•             Reinsurers to whom Aegon has ceded significant underwriting risks may fail to meet their obligations;

•             Changes affecting interest rate levels and continuing low or rapidly changing interest rate levels;

•             Changes affecting currency exchange rates, in particular the EUR/USD and EUR/GBP exchange rates;

•             Changes in the availability of, and costs associated with, liquidity sources such as bank and capital markets funding, as well as conditions in the credit markets in general such as changes in borrower and counterparty creditworthiness;

•             Increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

•             Changes in laws and regulations, particularly those affecting Aegon’s operations, ability to hire and retain key personnel, the products Aegon sells, and the attractiveness of certain products to its consumers;

•             Regulatory changes relating to the insurance industry in the jurisdictions in which Aegon operates;

•             Changes in customer behavior and public opinion in general related to, among other things, the type of products also Aegon sells, including legal, regulatory or commercial necessity to meet changing customer expectations;

•             Acts of God, acts of terrorism, acts of war and pandemics;

•             Changes in the policies of central banks and/or governments;

•             Lowering of one or more of Aegon’s debt ratings issued by recognized rating organizations and the adverse impact such action may have on Aegon’s ability to raise capital and on its liquidity and financial condition;

•             Lowering of one or more of insurer financial strength ratings of Aegon’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability and liquidity of its insurance subsidiaries;

•             The effect of the European Union’s Solvency II requirements and other regulations in other jurisdictions affecting the capital Aegon is required to maintain;

•             Litigation or regulatory action that could require Aegon to pay significant damages or change the way Aegon does business;

•             As Aegon’s operations support complex transactions and are highly dependent on the proper functioning of information technology, a computer system failure or security breach may disrupt Aegon’s business, damage its reputation and adversely affect its results of operations, financial condition and cash flows;

•             Customer responsiveness to both new products and distribution channels;

•             Competitive, legal, regulatory, or tax changes that affect profitability, the distribution cost of or demand for Aegon’s products;

•             Changes in accounting regulations and policies or a change by Aegon in applying such regulations and policies, voluntarily or otherwise, may affect Aegon’s reported results and shareholders’ equity;

•             The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Aegon’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•             Catastrophic events, either manmade or by nature, could result in material losses and significantly interrupt Aegon’s business; and

•             Aegon’s failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving and excess capital and leverage ratio management initiatives.

Further details of potential risks and uncertainties affecting Aegon are described in its filings with the Netherlands Authority for the Financial Markets and the US Securities and Exchange Commission, including the Annual Report. These forward-looking Statements speak only as of the date of this document. Except as required by any applicable law or regulation, Aegon expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Aegon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, as well as information incorporated by reference, is current only as of the date of such information, regardless of the time of delivery of this prospectus or the time of any purchases of the Common Stock. Our business, financial condition, results of operations and prospects may have changed since the relevant date. In this prospectus, except as otherwise noted “we,” “us,” “our,” “Aegon” and the “Aegon Group” refer to Aegon N.V. and any or all of our subsidiaries and joint ventures as the context requires.

It is important for you to read and consider all information contained this prospectus in making your decision to participate in the Plan and to invest in our Common Stock. In addition, you should read and consider the information in the documents we have referred you to under “Incorporation of Certain Information We File With The SEC” below.

AEGON N.V.

With roots dating back more than 150 years, Aegon N.V., through its member companies, which we collectively refer to as “Aegon” or the “Aegon Group”, is a leading provider of life insurance, pensions and asset management with its headquarters in The Hague, the Netherlands. Our Common Stock is listed on the Official Segment of the stock market of NYSE Euronext Amsterdam, the principal market for our Common Stock, on which it trades under the symbol “AGN”. Our Common Stock is also listed on the New York Stock Exchange under the symbol “AEG”. Aegon operates in more than 25 countries in the Americas, Europe and Asia, and serves millions of customers. Its main markets are the United States, the Netherlands and the United Kingdom. Aegon encourages product innovation and fosters an entrepreneurial spirit within its businesses. New products and services are developed by local business units with a continuous focus on helping people take responsibility for their financial future. Aegon uses a multi-brand, multi-channel distribution approach to meet its customers’ needs. Aegon faces intense competition from a large number of other insurers, as well as non-insurance financial services companies such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products.

Aegon N.V. is a holding company. Aegon’s businesses focus on life insurance, pensions and asset management. Aegon is also active in accident, supplemental health, and general insurance, and has some limited banking activities. Aegon’s operations are conducted through its operating subsidiaries. Aegon’s headquarters are located at Aegonplein 50, P.O. Box 85, 2501 CB The Hague, the Netherlands (telephone +31-70-344-8305; internet: www.aegon.com).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports with and furnish other information to the SEC. You may read and copy any document that we have filed with or furnished to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

As permitted by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that:

•                                          incorporated documents are considered part of this prospectus; and

•                                          we can disclose important information to you by referring you to those documents; and

•                                          information that we file with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus; and

•                                          information that is more recent that is included in this prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus.

•                                          We incorporate by reference into this prospectus our documents listed below. Unless otherwise noted, all documents incorporated by reference have the SEC file number 1-10882.

•                                          Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•                                          Report on Form 6-K furnished to the SEC on April 17, 2014, relating to Aegon’s Supplemental Annual Report 2013;

•                                          Report on Form 6-K furnished to the SEC on May 15, 2014, relating to Aegon’s condensed consolidated interim financial statements Q1 2014;

•                                          Report on Form 6-K furnished to the SEC on May 21, 2014, relating to resolutions passed at the annual general meeting of shareholders of Aegon N.V.;

•                                          Report on Form 6-K furnished to the SEC on July 1, 2014, with a modified version of Aegon’s release of Q1 2014 results;

•                                          Report on Form 6-K furnished to the SEC on August 14, 2014, relating to Aegon’s condensed consolidated interim financial statements Q2 2014;

•                                          Report on Form 6-K furnished to the SEC on November 13, 2014, relating to Aegon’s condensed consolidated interim financial statements Q3 2014;

•                                          each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus and the registration statement:

•                                          reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); and

•                                          reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations

Aegon N.V.

Aegonplein 50

2591 TV The Hague

The Netherlands

Tel: +31-70-344-8305

Tel: 1-877-548-9668 (US toll-free number)

E-mail: ir@aegon.com

No person is authorized to give any information or represent anything not contained in this prospectus. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

FINANCIAL INFORMATION

Except as otherwise noted, we present the financial statement amounts in this prospectus and in the documents incorporated by reference in this prospectus in accordance with International Financial Reporting Standards as adopted by the European Union and International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

We have derived the financial data in this prospectus presenting year-end figures from our audited consolidated financial statements. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

As used in this prospectus, “dollar”, “USD” and “$” refer to the U.S. dollar and “euro,” “EUR” and “€” refers to the lawful currency of the member states of the European Monetary Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

ENFORCEMENT OF CIVIL LIABILITIES

Aegon N.V. is a Dutch company located in the Netherlands. Many of our directors and officers are residents of the Netherlands or countries other than the United States. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. Federal securities laws:

•                                          to effect service of process within the United States upon Aegon N.V. and our directors and officers located outside the United States;

•                                          to enforce in U.S. courts or outside the United States judgments obtained against those persons in U.S. courts;

•                                          to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

•                                          to enforce against those persons in the Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. Federal securities laws.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, except arbitration awards. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor a final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes Dutch public policy.

A shareholder of a company incorporated under the laws of the Netherlands cannot sue individual members of the supervisory board or executive board derivatively; that is, in the name of and for the benefit of Aegon N.V.

Moreover, under Dutch law, the duties owed by members of the Aegon N.V. Supervisory Board and Aegon N.V. Executive Board are owed primarily to Aegon N.V., not to our shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its supervisory or executive boards. Dutch law does not specifically provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

USE OF PROCEEDS

The purpose of the Plan is to provide an additional incentive for Eligible Agents to promote the insurance and other products of Aegon USA and to generally promote the success of our business, rather than to obtain proceeds for any particular purpose. The net proceeds that become available to Aegon N.V. through the exercise of options and sales of Common Stock pursuant to the terms of the Plan will be used for general corporate purposes.

RISK FACTORS

Investing in our Common Stock involves risks. Before making your decision to participate in the Plan and to invest in our Common Stock, you should read and carefully consider the “Risk Factors” beginning on page 319 of our Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated herein by reference. Any of these risks as well as additional risks and uncertainties not presently known to us or that we currently deem immaterial may materially and adversely affect our business, financial condition, results of operations and prospects. As a result, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

You should also read and consider any other information included in this prospectus and the documents incorporated by reference in this prospectus as described under “Incorporation of Certain Information We File With The SEC” on page • of this prospectus, including any reports we may file with or furnish to the SEC subsequent to the date hereof.

DESCRIPTION OF THE PLAN

The following is a summary of the material features of the Plan.

General

The Plan has been established to further the long-term growth and profitability of Aegon USA, LLC, its affiliates and subsidiaries (“Aegon USA”), by offering nonqualified stock options to certain non-employee producers, contractors, consultants and agents (collectively the “Producers”) of Aegon USA and to provide such Producers with an equity position in Aegon N.V., and to further align their interests with those of the stockholders of Aegon N.V. Aegon USA believes that the Plan will stimulate such Producers’ efforts on Aegon USA’s and Aegon N.V.’s behalf, will tend to maintain and strengthen their desire to remain a Producer with Aegon USA, will be in the interest of Aegon USA and the stockholders of Aegon N.V., and will encourage such Producers to have a greater personal financial investment in Aegon N.V. through ownership of its Common Stock.

The shares of our Common Stock offered by this prospectus may be acquired pursuant to options and stock awards granted under the Plan.

Administration

The Plan is administered by the Chief Executive Officer of Aegon USA or any other individual or committee (the “Committee”) as selected and appointed by the Chief Executive Officer of Aegon USA. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems prudent and necessary for the proper administration of the Plan, and to make such determinations and to take such action in its sole discretion in connection therewith or in relation to the Plan as it deems necessary or advisable, consistent with the Plan.

Eligibility

Producers of Aegon USA who have a current license, contract or agreement with Aegon USA or one of its subsidiaries, affiliates or divisions (“Licensed Agents”) and who are in Good Standing, as defined below, are eligible to participate in the Plan (“Eligible Agents”) if designated by the Committee. The term “Licensed Agents” may include corporations, partnerships and natural persons.

Licensed Agents are in “Good Standing” if such Licensed Agents have a license, contract or agreement with Aegon USA at the time of the grant of Options, and maintain said license, contract or agreement during the Vesting Period, as defined below. A Licensed Agent’s failure to remain in Good Standing during the entirety of the Vesting Period, for any reason, shall result in a total forfeiture of non-vested Options granted.

Options

Options to purchase whole shares of Common Stock will be granted by Aegon USA in the form of Nonqualified Stock Options (“Options”). All Options will be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan including, without limitation, determinations of the Eligible Agents, the form, amount and timing of Options, the terms and provisions of Options, and the agreements evidencing Options, need not be uniform and may be made selectively among Eligible Agents who receive, or are eligible to receive Options hereunder, whether or not such Eligible Agents are similarly situated.

Shares Available for Option and Award

A total of 75,000 shares of Common Stock were authorized for delivery upon the exercise of options granted under the Plan, which may be allocated among the participating subsidiaries, affiliates and divisions of Aegon USA as determined by the Committee.

The shares available for granting Options will be increased by the number of shares as to which options or awards granted under the Plan have lapsed, expired, terminated or been canceled for any reason.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of Aegon N.V., the Committee will make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by Options granted, and in the option price.

Stock Option Terms and Conditions

The Options granted under the Plan will be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

•                                          Option Price.  The option price per share with respect to each Option will be determined by the Committee and will not be less than 100% of the closing price on the date the Option is granted of the Common Stock, as provided on the New York Stock Exchange.

•                                          Period of Option.  The period of each Option will be the period commencing on the date the Option is granted and ending on the day prior to the fifth anniversary of the grant of the Option. After such date, the Option will expire and no longer be exercisable.

•                                          Payment.  The option price will be payable in cash, or if permitted by the Committee, in shares of the Common Stock that otherwise would be distributed to such grantee upon exercise of the Option. Such payment will be made at the time the Option is exercised. No shares will be issued until full payment therefor has been made. A grantee of an Option will have none of the rights of a stockholder until the shares are issued.

•                                          Receipt of Cash Instead of Shares.  If permitted by the Committee, the grantee may elect to receive cash instead of shares of Common Stock upon his exercise of an Option. Cash will be paid to the grantee by Aegon USA in lieu of shares only if he elects to pay the option price by using shares of the Common Stock that otherwise would be distributed to such grantee upon exercise of the Options. The timing of the payment, the amount of the payment and the costs of the transaction will be in accordance with the procedures established and applied uniformly by the Committee.

•                                          Exercise of Option.  Unless provided otherwise by the Committee, the Options will become exercisable by the grantee on the third anniversary of the grant of the Option (such three year period following the date of grant will herein be referred to as the “Vesting Period”); provided that the grantee is an Eligible Agent in Good Standing on such date and on each day prior to the third anniversary. Until the end of the Vesting Period, the Option will be forfeited at any time the grantee is not in Good Standing with Aegon USA.

•                                          Number of Options to Exercise.  All the Options granted to the grantee in each individual grant must be exercised by such grantee at the same time.

•                                          Termination of Agency or Contract.  Upon the termination, without cause, of an Option grantee’s agency, or contract, as the case may be, with Aegon USA (for any reason other than death, if a natural person), Option privileges will be limited to the shares which were vested on the date of such termination. Such Option privileges will expire unless exercised within a period of time which is the lesser of ninety (90) days from the date of such termination without cause, or five (5) years from the date of grant, as described herein. If an Option grantee’s agency, or contract, is terminated for Cause, as defined below, the Committee may provide that all rights with respect to vested and unvested Options under such Stock Option will expire upon receipt of the notice of such termination.

•                                          Termination for Cause.  If a Licensed Agent is terminated for any of the following reasons, the Licensed Agent will be deemed to have been terminated for Cause:

1.                                      any conduct undertaken by a Licensed Agent which demonstrates a deliberate and willful act intended to result in personal enrichment to the Licensed Agent at the expense of Aegon USA, its subsidiaries or affiliates or intended to result in injury to Aegon USA, its subsidiaries or affiliates; or

2.                                      the commission of a misdemeanor, felony or any other crime of moral turpitude; or

3.                                      such other acts which may be cause for termination under the Licensed Agent’s Agreement with Aegon USA.

•                                          Death.  Upon the death of an Option grantee, Option privileges will only apply to those Options which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Options outstanding but not yet exercisable upon the death of an Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges will expire unless exercised by legal representatives prior to the fifth anniversary of the grant of the Options.

•                                          Substitute Shares for Options.  At the discretion of the Committee, Aegon USA may substitute shares of Common Stock for the value of the options held by a grantee. The procedure for making such substitution, including the value thereof, will be determined by the Committee.

•                                          Compliance with Securities Laws.  The Options will provide that Aegon USA will not be obligated to sell or issue any shares pursuant to any Option unless the shares with respect to which the option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

Discontinuance or Amendment of the Plan

The Committee may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Options hereunder, any Options then outstanding, nor may the Committee amend the Plan where such amendment would cause the Plan to fail to comply with any requirement of applicable law or regulation. The Plan will continue until all awards granted under the Plan have been satisfied or expired, unless earlier terminated or suspended.

Nontransferability

Any Options granted under the Plan will not be transferable except under terms and conditions as may be established by the Committee in accordance with regulations promulgated under the Exchange Act or any other applicable law or regulation. Such Options will be the exclusive property of the grantee.

No Right of Agency

The Plan and the Options granted hereunder will not confer upon any Eligible Agent the right to continued affiliation, agency, or any other relationship with Aegon USA, its subsidiaries, affiliates or divisions or affect in any way the right of such entities to terminate the affiliation, agency, or other relationship of an Eligible Agent at any time and for any reason.

Taxes

Aegon USA will be entitled to withhold the amount of any tax attributable to any Option granted, any amount payable or shares of Common Stock deliverable under the Plan after giving the person entitled to receive such amount or shares notice.

Alternatively, the Committee may require the grantee to remit an amount in cash or in Common Stock to satisfy such tax withholding requirements.

Written Agreements

Each award of Options will be evidenced by a written agreement, executed by the Eligible Agent and Aegon USA, which will contain such restrictions, terms and conditions as the Committee may require.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

This discussion is the opinion of Allen & Overy LLP insofar as it relates to matters of U.S. federal income tax law and describes certain U.S. federal income tax consequences of participation in the Plan.

It is intended that options issued pursuant to the Plan will be nonqualified stock options. A nonqualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended. With respect to a nonqualified stock option, the participant will not recognize income upon the grant of such option unless such option has a “readily ascertainable fair market value” at the time of grant. The participant will recognize ordinary income upon the exercise of such option equal to the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price of the option. Upon the later sale or exchange of the Common Stock by the participant, any difference between the sales price and the exercise price will be treated as capital gain or loss to the extent not recognized as ordinary income as provided above, and will be long-term if the Common Stock has been held for more than one year.

Generally, Aegon will be entitled to take a deduction for federal income tax purposes in an amount equal to the amount included in the participant’s income in Aegon’s taxable year in which or with which the participant’s taxable year of income inclusion ends.

Aegon shall be entitled to withhold the amount of any tax attributable to any option granted, any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice. Alternatively, the Committee may require the grantee to remit an amount in cash or in Common Stock to satisfy such tax withholding requirements.

The following is a summary of the material federal income tax consequences of participation in the Plan based on existing federal income tax law as of the date hereof:

1.                                      Unless the option has a “readily ascertainable value”, participants will recognize ordinary taxable income on the date the option is exercised in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price.

2.                                      Aegon will be entitled to a deduction on the date of exercise equal to the amount that the participant is required to include in income.

3.                                      Upon the disposition of the Common Stock by the participant, to the extent that the capital gains holding period is satisfied, the participant will recognize capital gains equal to the amount received upon disposition less the exercise price and the amount previously included in the participant’s taxable income.

The foregoing discussion is a general discussion of certain material income tax aspects of nonqualified stock options and relates only to United States federal income taxes; participants may be subject to United States state and local taxation or to certain Netherlands foreign taxes. Accordingly, each participant should consult with his or her tax advisers regarding the specific tax consequences of this Plan, including, but not limited to, potential state and local taxation or Netherlands foreign taxes with respect to their participation in the Plan.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION OF AEGON N.V.

The following is a summary of the terms of Aegon N.V.’s share capital, including brief descriptions of provisions contained in Aegon N.V.’s articles of association, as last amended on May 29, 2013. These summaries and descriptions do not purport to be complete statements of these provisions.

Share Capital

Since May 29, 2013, the total authorized share capital of Aegon N.V. consists of 6,000,000,000 common shares, par value EUR 0.12 per share, and 3,000,000,000 common shares B, par value EUR 0.12 per share. As of November 30, 2014, 2,145,947,511 common shares and 581,325,720 common shares B were issued. Of the issued common shares, 49,536,806 common shares were held by Aegon N.V. as treasury shares.

All of our common shares and common shares B are fully paid and not subject to calls for additional payments of any kind. All of our common shares are registered shares. Holders of shares of New York registry (the “New York Shares”) hold their common shares in registered form issued by our New York transfer agent on our behalf. New York Shares and shares of Netherlands registry are exchangeable on a one-to-one basis and are entitled to the same rights, except that cash dividends are paid in US dollars on shares of New York registry.

As of March 31, 2014, 244,747,505 common shares were held in the form of New York Shares. As of March 31, 2014, there were approximately 20,586 record holders resident in the United States, of our New York Shares.

Dividends

Under Dutch law and Aegon N.V.’s articles of association, holders of Aegon N.V. common shares and common shares B are entitled to dividends paid out of the profits remaining, if any, after the creation of a reserve account. Holders of common shares B are entitled to one-fortieth (1/40) of the dividends on common shares, if any, paid. The Aegon N.V. Executive Board may determine the dividend payment date and the dividend record date for the common shares and the common shares B, which may vary between certificated and uncertificated shares. The Aegon N.V. Executive Board, with the approval of the Aegon N.V. Supervisory Board, may also determine the currency or currencies in which the dividends will be paid.

Aegon N.V. may make one or more interim distributions to the holders of common shares and/or common shares B.

If and when Aegon N.V. has paid any dividends in the past, it has traditionally paid interim dividends (usually in September) after the release of its six-month results and final dividends (usually in May) upon adoption of the annual accounts at the annual General Meeting of Shareholders.

Aegon N.V. aims to pay out a sustainable dividend to allow equity investors to share in its performance, which can grow over time if its performance so allows. After investment in new business to generate organic growth, capital generation in its operating subsidiaries is available for distribution to the holding company, while maintaining a capital and liquidity position in the operating subsidiaries in line with its capital management and liquidity risk policies.

Aegon N.V. uses the cash flows from the operating subsidiaries to pay holding expenses, including funding costs. The remaining cash flow is available to execute its strategy and to fund dividends on its shares, subject to maintaining the holding company targeted capital. Depending on circumstances, future prospects and other considerations, the Aegon N.V. Executive Board may elect to deviate from this target. The Aegon N.V. Executive Board will also take capital position, financial flexibility, leverage ratios and strategic considerations into account when declaring or proposing dividends on its shares.

Under normal circumstances, Aegon N.V. would expect to declare an interim dividend when announcing its second quarter results and to propose a final dividend at the annual General Meeting of Shareholders for approval. Dividends would normally be paid in cash or stock at the election of the shareholder. The relative value of cash and stock dividends may vary. Stock dividends paid may, subject to capital management and other considerations, be repurchased in order to limit dilution.

When determining whether to declare or propose a dividend, the Aegon N.V. Executive Board has to balance prudence versus offering an attractive return to shareholders, for example in adverse economic and/or financial market conditions. Also, Aegon N.V.’s operating subsidiaries are subject to local insurance regulations which could restrict dividends to be paid to it. There is no requirement or assurance that Aegon N.V. will declare and pay any dividends.

With limited exceptions, holders of common shares historically have been permitted to elect to receive dividends, if any, in cash or in common shares. The value of common share issued as dividends as an alternative to cash may differ slightly from the value of the cash option. Aegon N.V. pays cash dividends on shares of New York registry in US dollars through Citibank, N.A., its NYSE paying agent, based on the foreign exchange reference rate as published each working day at 14:15 hours by the European Central Bank) on the business day following the announcement of the interim dividend or on the second business day following the shareholder meeting approving the relevant final dividend.

Voting Rights and Appointment of Aegon N.V. Supervisory and Aegon N.V. Executive Boards

General Meeting of Shareholders.  All holders of Aegon N.V. common shares and common shares B are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures described below. As a matter of Dutch corporate law, the shares of both classes offer equal full voting rights, as they have equal nominal values (EUR 0.12). A holder of Aegon N.V. common shares is entitled to one vote for each share held by such holder and represented at the meeting.

The Voting Rights Agreement between Aegon N.V. and Vereniging Aegon was amended in May 2013 and provides that under normal circumstances, i.e. except in the event of a “special cause”, Vereniging Aegon will not be able to exercise more votes than is proportionate to the financial rights represented by its shares. This means that in the absence of a “special cause” Vereniging Aegon has agreed to cast one vote for every common share it holds and one vote for every 40 common shares B it holds. A “special cause” includes the acquisition of a 15% or more interest in Aegon N.V., a tender offer for Aegon N.V. shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the Aegon N.V. Executive Board and the Aegon N.V. Supervisory Board. If, in its sole discretion, Vereniging Aegon determines that a “special cause” exists, Vereniging Aegon will notify the general meeting of shareholders and retain its right to exercise the full voting power of one vote per common share B for a limited period of six months.

A general meeting of shareholders is required to be held not later than June 30 of each year. General meetings of shareholders are called by the Aegon N.V. Supervisory Board or the Aegon N.V. Executive Board and are required to be held in Amsterdam, The Hague, Haarlemmermeer (including Schiphol Airport), Leidschendam, Rijswijk (ZH), Rotterdam or Voorburg, at the choice of the corporate body that calls the meeting. The Aegon N.V. Executive Board is authorized to decide that with respect to a general meeting of shareholders, a record date will be applied on the basis of which it shall be determined in accordance with Section 2:119 of the Dutch Civil Code which persons are deemed to be shareholders for the purpose of attending and exercising voting rights at a general meeting of shareholders. Such record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting. Action is taken at general meetings by an absolute majority of the valid votes cast unless a larger majority is explicitly provided by law or by Aegon N.V.’s articles of association.

Aegon N.V. may not vote shares held by it or its subsidiaries.

Major Shareholders of Aegon N.V.  As of November 30, 2014, Vereniging Aegon held approximately 13,86% of the common shares and 100% of the common shares B of Aegon N.V. These holdings give Vereniging Aegon approximately 14,55% of Aegon N.V.’s voting shares. In the event of a “special cause,” as described above, Vereniging Aegon’s voting rights will increase to approximately 32,64% for up to six months per “special cause.” Vereniging Aegon is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The objective of Vereniging Aegon is the balanced representation of the interests of Aegon N.V. and all of its stockholders, Aegon Group companies, insured parties, employees and other constituencies of the Aegon Group. The table below shows the ownership percentage of Vereniging Aegon as of November 30, 2014.

Title of Class	Number Owned	Percent of Class
Common Shares	292,687,444	13,86%
Common Shares B	581,325,720	100%

Vereniging Aegon has two administrative bodies: the General Meeting of Members and the Executive Committee. As of the date of this prospectus, the General Meeting of Members consisted of 17 individuals who were elected as members of Vereniging Aegon. The majority of the voting rights is with the 15 members not being employees or former employees of Aegon N.V. or one of the Aegon Group companies, nor current or former members of the Aegon N.V. Supervisory Board or the Aegon N.V. Executive Board. Those members represent a broad cross-section of Dutch society, and are called elected members. The other two members are both elected by the General Meeting of Members of Vereniging Aegon from among the members of the Aegon N.V. Executive Board.

As of the date of this prospectus, the Executive Committee of Vereniging Aegon consisted of seven members. Five of those members, including the chairman and vice-chairman, are not nor have ever been, related to Aegon N.V. The other two members are also members of the Aegon N.V. Executive Board. Resolutions of the Executive Committee, other than with regard to amendment of the articles of association of Vereniging Aegon, require an absolute majority of votes. When a vote in the Executive Committee results in a tie, the General Meeting of Members has the deciding vote. Amendments of the articles of association of Vereniging Aegon require an unanimous proposal from the Executive Committee of Vereniging Aegon (including consent of the two representatives of Aegon N.V.) pursuant to a special procedure. Following an amendment of the articles of association of Vereniging Aegon as effected on September 13, 2005, this special requirement does not apply in the event of a hostile change of control at the general meeting of shareholders of Aegon N.V., in which event Vereniging Aegon may amend its articles of association without the cooperation of the two members of the Aegon N.V. Executive Board.

Appointment of the Aegon N.V. Supervisory Board and the Aegon N.V. Executive Board.  Aegon N.V. has a two-tier management system consisting of an executive board and a supervisory board. Members of the Aegon N.V. Supervisory Board are nominated by the Aegon N.V. Supervisory Board and are appointed by the general meeting of shareholders. The number of members of the Aegon N.V. Supervisory Board is determined from time to time by the Aegon N.V. Supervisory Board but may not consist of less than seven members. Members of the Aegon N.V. Executive Board are nominated by the Aegon N.V. Supervisory Board and are appointed by the general meeting of shareholders. For more information please see “Item 6. Directors, Senior Management and Employees” of Aegon N.V.’s 2013 Annual Report on Form 20-F.

Shareholder Proposals.  Shareholders who, alone or jointly, represent at least one percent (1%) of the issued capital or a block of shares, alone or jointly, worth at least one hundred million euro (EUR 100,000,000) according to the Official Price List of NYSE Euronext Amsterdam (or any publication taking its place), shall have the right to request of the Aegon N.V. Executive Board or the Aegon N.V. Supervisory Board that items be placed on the agenda of the general meeting of shareholders. These requests shall be honored by the Aegon N.V. Executive Board or the Aegon N.V. Supervisory Board under the conditions that (a) important Aegon interests do not dictate otherwise; and (b) the request is received by the chairman of the Aegon N.V. Executive Board or the chairman of the Aegon N.V. Supervisory Board in writing at least sixty (60) days before the date of the general meeting of shareholders.

Amendment of Articles.  The articles of association of Aegon N.V. may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any such amendment must have been proposed by the Aegon N.V. Executive Board which proposal must have been approved by the Aegon N.V. Supervisory Board.

Annual Accounts.  The general meeting of the shareholders adopts annually Aegon N.V.’s annual accounts with respect to the previous calendar year.

Liquidation Rights

In the event of the liquidation of Aegon N.V., the general meeting of shareholders determines the remuneration of the liquidators and of the members of the Aegon N.V. Supervisory Board. The Aegon N.V. Executive Board is responsible for effecting the liquidation, which is to be overseen by the Aegon N.V. Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed to the holders of common shares and common shares B on a pari passu basis, with distributions on a common share B being 1/40th of the distribution on a common share.

Issuance of Additional Rights

Shares of Aegon N.V.’s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the Aegon N.V. Executive Board if authorized by the shareholders. At the general meeting of shareholders of Aegon N.V. held on May 21, 2014, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 21, 2014, by a resolution approved by the shareholders, as the company body which shall, subject to the approval of the Aegon N.V. Supervisory Board, be authorized to decide upon the issue of shares and to grant rights to acquire shares. The authority granted thereby is limited annually to 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs on the occasion of the acquisition of an enterprise or a corporation. For purposes of this paragraph, the term “capital” means the total par value of the common shares issued at the time this authorization is used for the first time in any calendar year. The authorization described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the Aegon N.V. Executive Board which has been approved by the Aegon N.V. Supervisory Board.

Preemptive Rights

Save for statutory exemptions, the holders of Aegon N.V. shares have preemptive rights on a pro rata basis to purchase the number of Aegon N.V. shares to be issued.

Preemptive rights in respect of Aegon N.V. shares may be restricted or excluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to restrict or exclude the preemptive rights in respect of Aegon N.V. shares and the intended issue price must be explained in writing. Preemptive rights may also be restricted or excluded by the Aegon N.V. Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the Aegon N.V. Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution of the general meeting that restricts or excludes preemptive rights or that confers this power to the Aegon N.V. Executive Board can only be adopted at the proposal of the Aegon N.V. Executive Board which is approved by the Aegon N.V. Supervisory Board. A resolution of the general meeting to restrict or exclude the preemptive rights or to confer this power to the Aegon N.V. Executive Board shall require a majority of not less than two thirds of the votes cast if less than one half of Aegon N.V.’s issued capital is represented at the meeting. If Aegon N.V. makes a rights offering to the holders of Aegon N.V. shares, the rights of holders of Aegon N.V.’s New York Shares to exercise the rights so offered is subject to a restriction which permits Aegon N.V. to sell such rights in a manner to be determined by the Aegon N.V. Executive Board and to remit the cash proceeds of such sale to such holders if the additional Aegon N.V. common shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”).

At the general meeting of shareholders of Aegon N.V. held on May 21, 2014, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 21, 2014, by a resolution approved by the shareholders, as the company body which shall, subject to the approval of the Aegon N.V. Supervisory Board, be authorized to restrict or exclude the preemptive rights of the shareholders with regard to the issuance of common shares or the granting of rights to subscribe for common shares. In respect of the issuance of common shares without preemptive rights, the authority given thereby shall be limited annually to 10% of the capital, plus 10% of the capital if the issuance occurs on the occasion of the acquisition of an enterprise or a corporation. For purposes of this paragraph, the term “capital” means the total par value of the common shares issued at the time this authorization is used for the first time in any calendar year.

The authorization described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the Aegon N.V. Executive Board which has been approved by the Aegon N.V. Supervisory Board.

Repurchase by Aegon N.V. of its Own Shares

Subject to certain restrictions contained in the laws of the Netherlands and Aegon N.V.’s articles of association, the Aegon N.V. Executive Board may cause Aegon N.V. to purchase its own fully-paid shares, provided that the total number of Aegon N.V. shares so repurchased, together with shares already held in treasury by Aegon N.V. or held by its subsidiaries, may not exceed, in the aggregate, 50% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price. In addition, the approval of the Aegon N.V. Supervisory Board shall be required for any such acquisition. At the general meeting of shareholders held on May 21, 2014, the shareholders authorized the Aegon N.V. Executive Board for a period of eighteen months to acquire shares not exceeding 10% of Aegon N.V.’s total issued capital at a price not higher than 10% above the actual market value of the shares immediately prior to the acquisition. The actual market value of common shares B will be one-fortieth (1/40) of the actual market value of common shares.

Certificates for Common Stock and their Transfer

Certificates evidencing Aegon N.V. common shares are issuable, upon a resolution of the Aegon N.V. Executive Board, only in registered form. Certificates issued by the New York registrar are printed in the English language. New York Shares may be held by residents as well as non-residents of the Netherlands. Only New York Shares may be traded on the New York Stock Exchange. New York Shares may be transferred by Aegon N.V.’s New York transfer agent by surrendering the New York Share certificate(s) with a completed Stock Power Medallion Guarantee. Upon surrender, Aegon N.V.’s New York transfer agent, will note the transfer of the surrendered New York Shares and issue a New York Share Certificate registered in the name of the new owner. In addition, a shareholder may in accordance with Aegon N.V.’s articles of association, upon the surrender for cancellation of any New York Share certificate(s) previously issued along with the deed of transfer or in a separate instrument completed in full and signed by the shareholder and the New York transfer agent, request the consent of the Aegon N.V. Executive Board to have the shareholder’s name entered in the register of shareholders maintained by Aegon N.V. with respect to the share or shares owned by the shareholder and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares.

PRICE RANGE OF COMMON STOCK

The principal market for our Common Stock is Euronext Amsterdam. Our Common Stock is also listed on the New York Stock Exchange.

The following table sets forth, for the calendar periods indicated, the high and low sales prices of our Common Stock on Euronext Amsterdam and the New York Stock Exchange as reported by Bloomberg and is based on closing prices.

	Euronext Amsterdam		New York Stock Exchange
	High	Low	High	Low
	(EUR)		(USD)
2009	5.40	1.62	8.09	2.01
2010	4.74	3.54	6.49	4.48
2011	4.97	2.35	7.04	3.17
2012	4.52	2.67	5.99	3.43
2013	6.61	4.09	9.14	5.33
2012
First quarter	3.95	2.67	5.20	3.43
Second quarter	3.68	2.88	4.91	3.58
Third quarter	4.15	3.02	5.44	3.67
Fourth quarter	4.52	3.77	5.99	4.83
2013
First quarter	4.78	4.12	6.34	5.37
Second quarter	5.09	4.09	6.70	5.33
Third quarter	5.67	5.02	7.60	6.30
Fourth quarter	6.61	5.36	9.14	7.26
2014
First quarter	6.70	6.00	9.12	8.09
Second quarter	6.52	5.91	8.98	8.14
Third quarter	6.64	5.64	8.85	7.59
Most recent 6 months
May 2014	6.35	5.91	8.83	8.14
June 2014	6.50	6.23	8.90	8.52
July 2014	6.47	5.97	8.85	7.96
August 2014	6.03	5.64	8.01	7.59
September 2014	6.64	6.02	8.52	8.06
October 2014	6.51	5.85	8.18	7.48
November 2014	6.61	6.07	8.27	7.60

On Euronext Amsterdam only shares of Netherlands registry may be traded and on the New York Stock Exchange only New York Registry Shares may be traded.

PLAN OF DISTRIBUTION

The shares of Common Stock registered under this registration statement will be offered by Aegon to certain non-employee producers, contractors, consultants and agents of Aegon USA pursuant to options and stock awards granted under the Plan as described under “Description of the Plan” above, without the use of any underwriters in connection with such offering. No underwriting discounts or commissions will be paid in connection with the offering.

LEGAL MATTERS

Certain matters with respect to the legality of the shares of Common Stock registered hereby have been passed upon for us by Onno van Klinken, General Counsel for Aegon N.V. Onno van Klinken is regularly employed by an Aegon N.V. company, participates in various Aegon employee benefit plans under which he may receive shares of Common Stock and currently owns or has rights to acquire an aggregate of less than 0.1% of our Common Stock.

Certain matters of United States federal income tax law have been passed upon for us by Allen & Overy LLP, New York, New York.

EXPERTS

Ernst & Young Accountants LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 20-F for the year ended December 31, 2013, and our consolidated financial statements and schedules of Aegon N.V. and the effectiveness of internal control over financial reporting of Aegon N.V. included in its Supplemental Annual Report (Form 6-K) for the year ended December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants LLP’s reports, given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.                     Indemnification of Directors and Officers

Aegon maintains insurance to indemnify members of the Aegon N.V. Executive and Supervisory Boards and officers of Aegon. The concept of indemnification of directors of a company from liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands and sometimes is provided for in the company’s articles of association. Although the laws of the Netherlands do not contain any provisions in this respect, Article 28A.1 of the articles of association of Aegon N.V. does provide that Aegon N.V. will indemnify each current and former member of the Aegon N.V. Executive and Supervisory Boards against any and all liabilities, claims, judgments, fines and penalties incurred by such persons as a result of any action, investigation or other proceeding in relation to acts or omissions related to their capacity as an indemnified person, to the extent permitted by law and subject to certain limitations. Aegon N.V. has also contractually agreed to indemnify members of the Aegon N.V. Executive and Supervisory Boards and officers.

Item 9.                     Exhibits

Exhibit
Number	Description

4.1	Articles of Association of Aegon N.V., as amended and restated May 29, 2013(1)

4.2	1983 Amended Merger Agreement among Aegon and Vereniging AEGON, as amended and restated May 29, 2013(2)

4.3	Voting Rights Agreement, as amended and restated May 29, 2013(3)

4.4	Specimen Share Certificate(4)

5.1	Opinion of Onno van Klinken, General Counsel of Aegon N.V.

8.1	Tax Opinion of Allen & Overy, New York, New York

23.1	Consent of Onno van Klinken, General Counsel of Aegon N.V. (included in Exhibit 5.1)

23.2	Consent of Allen & Overy, Amsterdam (included in Exhibit 8.1)

23.3	Consent of Ernst & Young Accountants LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on signature pages)

(1)                                 Incorporated by reference to Form 6-K furnished to the SEC on June 4, 2013.

(2)                                 Incorporated by reference to Exhibit 4.1 to Form 20-F filed with the SEC on March 21, 2014.

(3)                                 Incorporated by reference to Exhibit 4.2 to Form 20-F filed with the SEC on March 21, 2014.

(4)                                 Incorporated by reference to Exhibit 4.2 to Form F-3 (file no. 333-71438) filed with the SEC on October 11, 2001.

Item 10.              Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Aegon N.V. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that Aegon N.V. includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this subparagraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by Aegon N.V. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6)                                 That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Aegon N.V.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Aegon N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cedar Rapids, Iowa, on the 17th day of December, 2014.

AEGON N.V.

By:	/s/ A.R. WYNAENDTS
	Name:	A.R. Wynaendts
	Title:	Chief Executive Officer and Chairman of the Executive Board

The officers and directors of Aegon N.V. whose signatures appear below hereby constitute and appoint Onno van Klinken and K. Wright, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments (including post-effective amendments) to this Registration Statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, including registration statements filed in connection with this offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons (who comprise a majority of the Executive and Supervisory Boards) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A.R. WYNAENDTS	Chief Executive Officer and	December 17, 2014
A.R. WYNAENDTS	Chairman of the Executive Board
(Principal Executive Officer)

/s/ D.D. BUTTON	Member of the Executive Board and	December 17, 2014
D.D. BUTTON	Chief Financial Officer (Principal
Financial Officer and Principal
Accounting Officer)

/s/ R.J. ROUTS	Chairman of the Supervisory Board	December 17, 2014
R.J. ROUTS

/s/ I.W. BAILEY, II	Vice-Chairman of the Supervisory Board	December 17, 2014
I.W. BAILEY, II

/s/ D.D. YOUNG	Supervisory Board Member	December 17, 2014
D.D. YOUNG

/s/ S. LEVY	Supervisory Board Member	December 17, 2014
S. LEVY

/s/ B. VAN DER VEER	Supervisory Board Member	December 17, 2014
B. VAN DER VEER

/s/ C.M. WORTMANN-KOOL	Supervisory Board Member	December 17, 2014
C.M. WORTMANN-KOOL

/s/ L.M. VAN WIJK	Supervisory Board Member	December 17, 2014
L.M. VAN WIJK

	Supervisory Board Member	December 17, 2014
D.P.M. VERBEEK

/s/ R.W DINEEN	Supervisory Board Member	December 17, 2014
R.W DINEEN

/s/ J. ORLANDI	Authorized U.S. Representative	December 17, 2014
J. ORLANDI